Exhibit 10.41
HEALTH FITNESS CORPORATION
2007 Executive Bonus Plan
The Health Fitness Corporation Executive Bonus Plan for 2007 is designed to provide an annual performance incentive for executive officers based on the achievement of certain financial objectives, as well as, in the case of the Vice Chairman only, the achievement of personal objectives. The financial objectives are set annually by the Board of Directors. Payments under the bonus plan that are based on the achievement of financial objectives include the following performance criteria: revenue and earnings before interest, taxes, depreciation and amortization.
Under this bonus plan, the Vice Chairman and Chief Executive Officer may receive bonuses of between 15% and 50% of their base salary, the Chief Financial Officer may receive a bonus of between 15% and 40% of his base salary, and other executive officers may receive between 10% and 30% of their base salary. The level of bonus received corresponds with the Company achieving between 95% to 110% of budgeted financial objectives. No bonuses are earned on financial objectives for which the Company achieves less than 95% of the planned target.